Exhibit 99.1

Actuant Reports Second Quarter Results

MILWAUKEE--(BUSINESS WIRE)--March 20, 2013--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 28, 2013.

Highlights

  Delivered second quarter sales and earnings at the high end of the guidance ranges.
  Total sales were $370 million, down 2% year-over-year with acquisitions contributing 4% and core sales declining 6%.
  Diluted earnings per share (“EPS”) of $0.38, 12% lower than the comparable prior year period.
  Operating profit margins were 11.3%, a 180 basis point reduction from the prior year due primarily to the impact of lower sales and production levels.
  Revised full year sales and EPS guidance to $1.575-1.600 billion and $2.15-2.25, respectively.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We delivered results for the second quarter at the high end of our sales and EPS guidance. During the normally seasonally weak quarter, we experienced generally subdued activity in the global industrial markets reflecting both cautious spending and continued destocking initiatives by OEM customers. While economic conditions remain weak in most end markets and regions, we have kept our organization agile and are anticipating both seasonal and core growth in the second half of the fiscal year. I want to thank our global team for their solid execution in the quarter.”

Consolidated Results

Consolidated sales for the second quarter were $370 million, 2% lower than the comparable prior year quarter. Core sales declined 6% with acquisitions contributing 4% and the consolidated impact of foreign exchange negligible. Fiscal 2013 second quarter net earnings were $28.4 million compared to $32.2 million in the comparable prior year quarter. EPS of $0.38 in the second quarter of fiscal 2013 was 12% lower than the $0.43 in the comparable prior year quarter.

Sales for the six months ended February 28, 2013 were $748 million, 3% below the $771 million in the comparable prior year period. Excluding the 4% impact of acquisitions, year-to-date core sales declined 7%. Earnings and EPS for the six months ended February 28, 2013 were $64.8 million, or $0.87 per diluted share, compared to $69.3 million, or $0.94 per diluted share for the comparable prior year period.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Sales	$99.0	$98.3	$200.1	$198.6
Operating Profit	$26.4	$26.7	$53.4	$54.6
Operating Profit %	26.6%	27.1%	26.7%	27.5%

Second quarter fiscal 2013 Industrial segment sales were $99 million, 1% higher than the prior year. Despite the difficult prior year comparison, core sales increased 1% driven by higher global Integrated Solutions activity. North America and the AsiaPac region saw the strongest growth, with year-over-year core sales declines in Europe and China. Second quarter operating profit margin of 26.6% was in line with expectations and modestly lower than the prior year due to unfavorable mix.

Energy Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Sales	$80.8	$78.9	$171.6	$159.4
Operating Profit	$9.7	$11.6	$25.1	$24.8
Operating Profit %	12.0%	14.7%	14.6%	15.6%

Fiscal 2013 second quarter year-over-year Energy segment sales increased 2% to $81 million. Excluding the 3% impact from acquisitions, core sales declined 1% from the prior year’s robust levels. Hydratight’s core sales increased during the quarter reflecting solid MRO spending in oil & gas, partially offset by difficult comparisons to last year’s strong North American nuclear maintenance activity. Cortland had a core sales decline which was primarily due to lower activity in non-energy markets such as defense, as well as modest push-outs of energy related business. Second quarter operating profit declined despite the modest growth in revenue due to an approximate $2.5 million earn-out reserve reduction in the prior year.

Electrical Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Sales	$69.9	$77.1	$139.3	$159.9
Operating Profit	$5.1	$5.8	$12.9	$10.8
Operating Profit %	7.3%	7.5%	9.3%	6.7%

Electrical segment fiscal 2013 second quarter sales were $70 million, 9% lower than the comparable prior year quarter. Similar to the first quarter, the core sales decline was primarily attributable to lower solar inverter shipments and industrial transformer demand. The marine and internet markets generated modest core sales increases in the quarter. Second quarter operating profit margin was essentially unchanged from the prior year despite the impact of lower volumes, due to favorable mix and the net benefit of restructuring actions.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Sales	$120.7	$123.6	$236.6	$252.9
Operating Profit	$8.3	$13.3	$15.9	$32.3
Operating Profit %	6.9%	10.7%	6.7%	12.8%

Second quarter fiscal 2013 Engineered Solutions segment sales decreased 2% from the prior year to $121 million. Excluding the 10% benefit from acquisitions, year-over-year core sales declined 12%, a sequential improvement from the 17% decline last quarter. Second quarter sales continued to be impacted by OEM destocking in the heavy-duty truck, off-highway equipment and auto markets. Demand in the global agriculture market was flat with the prior year. Second quarter operating profit margin declined year-over-year, but was up sequentially. The impact of lower volumes was partially offset by the benefit of cost reduction actions taken in the segment.

Corporate and Income Taxes

Corporate expenses for the second quarter of fiscal 2013 were $7.4 million, $0.5 million below the comparable prior year period due primarily to lower incentive compensation provisions. The effective income tax rate for the quarter was lower than the prior year, but up sequentially, reflecting the extension of the US R&D tax credit, the impact of a reduced statutory tax rate on a deferred tax liability balance, as well as tax planning benefits.

Financial Position

Net debt at February 28, 2013 was $304 million (total debt of $395 million less $91 million of cash); approximately $24 million below the prior quarter end and the lowest level in the past five years. Essentially all of Actuant’s second quarter cash flow was used to reduce net debt. Common stock repurchases during the quarter amounted to fewer than 0.1 million shares, or approximately $2 million. At February 28, 2013, the Company had a net debt to EBITDA leverage ratio of 1.1, and its entire $600 million revolver available.

Outlook

Commenting on Actuant’s outlook, Arzbaecher stated, “When we initially provided our fiscal 2013 guidance, we expected that our first half results would be lower than the prior year, with growth resuming in the back half. Now at the mid-point of the year, we believe we are at this inflection point with the most difficult comparisons behind us. We are seeing indications that market conditions have bottomed and are firming up in some areas, yet inconsistency and uncertainty also persist. As a result, we expect the demand improvement curve to be less steep and modestly pushed out further in calendar 2013 compared to our original expectations.

Given the current economic environment, our first half performance, and the divestiture of an approximate $7 million product line last week, we have modestly adjusted our full year sales and EPS guidance to $1.575-1.600 billion and $2.15- 2.25, respectively. We now expect full year core sales to decline 3 to 5% from the previous negative 1 to 3%. We also expect headwind from the weaker British Pound. Despite modestly weaker than anticipated core sales growth, we expect to continue to be able to manage costs effectively and deliver EPS growth in line with expectations. We are still targeting full year free cash flow of approximately $200 million, but recognize it will be more of a challenge than previously anticipated.

We expect third quarter sales to be in the $410-420 million range. EPS is expected to be in the $0.63-0.68 range compared to $0.60 in the prior year, with continued cost reduction actions and a lower than full year average income tax rate incorporated into the guidance.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and share repurchases.”

Arzbaecher concluded, “We remain focused on investing for long-term growth through Growth + Innovation and acquisitions, while managing costs to drive full year earnings improvement. Actuant is committed to maximizing results and maintaining a strong balance sheet to deliver increased shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10am CDT today, March 20, 2013. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$90,823	$68,184
Accounts receivable, net	238,601	234,756
Inventories, net	217,540	211,690
Deferred income taxes	23,604	22,583
Other current assets	24,862	24,068
Total current assets	595,430	561,281

Property, plant and equipment, net	114,124	115,884
Goodwill	866,685	866,412
Other intangible assets, net	430,827	445,884
Other long-term assets	16,765	17,658

Total assets	$2,023,831	$2,007,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$153,814	$174,746
Accrued compensation and benefits	45,297	58,817
Current maturities of debt	10,000	7,500
Income taxes payable	2,852	5,778
Other current liabilities	58,566	72,165
Total current liabilities	270,529	319,006

Long-term debt	385,000	390,000
Deferred income taxes	129,080	132,653
Pension and postretirement benefit accruals	26,137	26,442
Other long-term liabilities	88,817	87,182

Shareholders' equity
Capital stock	15,221	15,102
Additional paid-in capital	23,873	7,725
Treasury stock	(71,904)	(63,083)
Retained earnings	1,226,346	1,161,564
Accumulated other comprehensive loss	(69,268)	(69,472)
Stock held in trust	(3,076)	(2,689)
Deferred compensation liability	3,076	2,689
Total shareholders' equity	1,124,268	1,051,836

Total liabilities and shareholders' equity	$2,023,831	$2,007,119

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012

Net sales	$370,370	$378,024	$747,618	$770,823
Cost of products sold	230,811	236,732	461,073	476,923
Gross profit	139,559	141,292	286,545	293,900

Selling, administrative and engineering expenses	89,977	84,763	177,807	172,872
Amortization of intangible assets	7,638	7,073	15,492	14,291
Operating profit	41,944	49,456	93,246	106,737

Financing costs, net	6,260	7,821	12,582	16,043
Other expense (income), net	(36)	(171)	328	486
Earnings before income tax expense	35,720	41,806	80,336	90,208

Income tax expense	7,285	9,631	15,558	20,859
Net earnings	$28,435	$32,175	$64,778	$69,349

Earnings per share
Basic	$0.39	$0.47	$0.89	$1.02
Diluted	0.38	0.43	0.87	0.94

Weighted average common shares outstanding
Basic	72,946	68,064	72,869	68,242
Diluted	74,416	75,105	74,343	75,124

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012

Operating Activities
Net earnings	$28,435	$32,175	$64,778	$69,349
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,451	13,070	28,898	26,610
Stock-based compensation expense	3,651	3,419	7,128	6,962
Benefit for deferred income taxes	(2,862)	(1,304)	(6,018)	(2,254)
Amortization of debt discount and debt issuance costs	496	500	992	997
Other non-cash adjustments	5	(404)	(172)	(346)
Changes in components of working capital and other:
Accounts receivable	(8,260)	(7,510)	(3,721)	(17,107)
Inventories	7,166	1,535	(4,152)	(1,060)
Prepaid expenses and other assets	4,939	(1,312)	(1,204)	(2,137)
Trade accounts payable	(10,733)	(5,242)	(22,281)	(8,128)
Income taxes payable	(3,883)	(1,180)	(2,722)	36
Accrued compensation and benefits	1,526	5,071	(12,427)	(14,098)
Other accrued liabilities	(6,883)	(7,292)	(8,776)	(6,823)
Net cash provided by operating activities	28,048	31,526	40,323	52,001

Investing Activities
Proceeds from sale of property, plant and equipment	200	1,857	1,177	7,775
Capital expenditures	(4,037)	(4,857)	(11,726)	(10,452)
Business acquisitions, net of cash acquired	(1,350)	(18,617)	(1,433)	(18,907)
Net cash used in investing activities	(5,187)	(21,617)	(11,982)	(21,584)

Financing Activities
Net repayments on revolving credit facilities and other debt	-	(4,976)	-	(167)
Principal repayments on term loan	(1,250)	-	(2,500)	-
Purchase of treasury shares	(1,679)	-	(8,821)	(20,410)
Stock option exercises and related tax benefits	5,299	2,725	10,772	5,507
Cash dividend	-	-	(2,911)	(2,748)
Net cash provided by (used in) financing activities	2,370	(2,251)	(3,460)	(17,818)

Effect of exchange rate changes on cash	(2,719)	2,668	(2,242)	1,625
Net increase in cash and cash equivalents	22,512	10,326	22,639	14,224
Cash and cash equivalents - beginning of period	68,311	48,119	68,184	44,221
Cash and cash equivalents - end of period	$90,823	$58,445	$90,823	$58,445

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$100,253	$98,342	$110,102	$110,598	$419,295	$101,122	$98,999			$200,121
ENERGY SEGMENT	80,421	78,937	96,399	93,406	349,163	90,769	80,794			171,563
ELECTRICAL SEGMENT	82,833	77,105	85,947	82,936	328,821	69,439	69,902			139,341
ENGINEERED SOLUTIONS SEGMENT	129,292	123,640	136,767	118,364	508,063	115,918	120,675			236,593
TOTAL	$392,799	$378,024	$429,215	$405,304	$1,605,342	$377,248	$370,370			$747,618

% SALES GROWTH
INDUSTRIAL SEGMENT	15%	11%	2%	2%	7%	1%	1%			1%
ENERGY SEGMENT	14%	28%	24%	13%	19%	13%	2%			8%
ELECTRICAL SEGMENT	50%	10%	7%	4%	15%	-16%	-9%			-13%
ENGINEERED SOLUTIONS SEGMENT	23%	12%	8%	-10%	7%	-10%	-2%			-6%
TOTAL	23%	14%	9%	0%	11%	-4%	-2%			-3%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,933	$26,690	$30,681	$29,473	$114,777	$27,006	$26,350			$53,356
ENERGY SEGMENT	13,217	11,632	18,515	18,841	62,205	15,387	9,677			25,064
ELECTRICAL SEGMENT	4,977	5,801	8,814	8,300	27,892	7,828	5,072			12,900
ENGINEERED SOLUTIONS SEGMENT	18,999	13,281	18,467	10,104	60,851	7,625	8,275			15,900
CORPORATE / GENERAL	(7,845)	(7,948)	(8,813)	(8,713)	(33,319)	(6,544)	(7,430)			(13,974)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$57,281	$49,456	$67,664	$58,005	$232,406	$51,302	$41,944			$93,246
IMPAIRMENT CHARGE	-	-	-	(62,464)	(62,464)	-	-			-
TOTAL	$57,281	$49,456	$67,664	$(4,459)	$169,942	$51,302	$41,944			$93,246

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	27.1%	27.9%	26.6%	27.4%	26.7%	26.6%			26.7%
ENERGY SEGMENT	16.4%	14.7%	19.2%	20.2%	17.8%	17.0%	12.0%			14.6%
ELECTRICAL SEGMENT	6.0%	7.5%	10.3%	10.0%	8.5%	11.3%	7.3%			9.3%
ENGINEERED SOLUTIONS SEGMENT	14.7%	10.7%	13.5%	8.5%	12.0%	6.6%	6.9%			6.7%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	14.6%	13.1%	15.8%	14.3%	14.5%	13.6%	11.3%			12.5%

EBITDA
INDUSTRIAL SEGMENT	$29,220	$29,116	$32,070	$31,774	$122,180	$29,033	$28,471			$57,504
ENERGY SEGMENT	18,243	15,601	22,216	23,166	79,226	19,694	14,278			33,972
ELECTRICAL SEGMENT	7,705	8,697	11,444	10,969	38,815	10,806	7,653			18,459
ENGINEERED SOLUTIONS SEGMENT	22,213	16,762	21,418	13,991	74,384	12,047	12,611			24,658
CORPORATE / GENERAL	(7,217)	(7,479)	(8,506)	(7,972)	(31,174)	(6,195)	(6,582)			(12,777)
TOTAL - EXCLUDING IMPAIRMENT CHARGE	$70,164	$62,697	$78,642	$71,928	$283,431	$65,385	$56,431			$121,816
IMPAIRMENT CHARGE	-	-	-	(62,464)	(62,464)	-	-			-
TOTAL	$70,164	$62,697	$78,642	$9,464	$220,967	$65,385	$56,431			$121,816

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.6%	29.1%	28.7%	29.1%	28.7%	28.8%			28.7%
ENERGY SEGMENT	22.7%	19.8%	23.0%	24.8%	22.7%	21.7%	17.7%			19.8%
ELECTRICAL SEGMENT	9.3%	11.3%	13.3%	13.2%	11.8%	15.6%	10.9%			13.2%
ENGINEERED SOLUTIONS SEGMENT	17.2%	13.6%	15.7%	11.8%	14.6%	10.4%	10.5%			10.4%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT CHARGE	17.9%	16.6%	18.3%	17.7%	17.7%	17.3%	15.2%			16.3%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343	$28,435			$64,778
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	10,482	-	10,482	-	-			-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	57,088	57,088	-	-			-
TOTAL	$37,174	$32,175	$44,883	$40,628	$154,860	$36,343	$28,435			$64,778

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)(3)
NET EARNINGS (LOSS)	$0.50	$0.43	$0.45	$(0.23)	$1.17	$0.49	$0.38			$0.87
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	0.15	-	0.15	-	-			-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	0.77	0.76	-	-			-
TOTAL	$0.50	$0.43	$0.60	$0.55	$2.08	$0.49	$0.38			$0.87

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343	$28,435			$64,778
FINANCING COSTS, NET	8,222	7,821	24,066	6,281	46,390	6,322	6,260			12,582
INCOME TAX EXPENSE	11,228	9,631	6,593	5,572	33,024	8,273	7,285			15,558
DEPRECIATION & AMORTIZATION	13,540	13,070	13,582	14,071	54,263	14,447	14,451			28,898
EBITDA (NON-GAAP MEASURE)	$70,164	$62,697	$78,642	$9,464	$220,967	$65,385	$56,431			$121,816
IMPAIRMENT CHARGE	-	-	-	62,464	62,464	-	-			-
EBITDA (NON-GAAP MEASURE) - EXCLUDING IMPAIRMENT CHARGE	$70,164	$62,697	$78,642	$71,928	$283,431	$65,385	$56,431			$121,816
FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (debt refinancing charges and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3)	Due to the net loss for the fourth quarter of fiscal 2012, the basic weighted average common shares are used to calculate both basic and diluted loss per share for the fourth quarter of fiscal 2012 to avoid anti-dilution. Per share results for net earnings (loss) (GAAP measure) was calculated using 72,846 shares outstanding. When excluding the impairment charge from net earnings (loss), the result is net earnings (not a net loss) which requires a diluted basis for calculated EPS. For this reason, the per share results for the impairment charge and total diluted earnings (non-GAAP measure) were calculated using 74,158 shares outstanding for the fourth quarter of fiscal 2012. Due to the difference in shares outstanding being used, the per share results do not add for the fourth quarter of fiscal 2012.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader